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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*



                                    N2K Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)


                                   629427 10 5
                                 (CUSIP Number)


                              See Preliminary Note
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /    Rule 13d-1(b)
         / /    Rule 13d-1(c)
         /x/    Rule 13d-1(d)





                *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).
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CUSIP NO  629427 10 5                 13 G                   PAGE 2 OF 5 PAGES


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1          NAME OF REPORTING PERSON                    Robert David Grusin

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) / /
                                                                     (b) / /
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3          SEC USE ONLY


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4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

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         NUMBER OF            5         SOLE VOTING POWER
          SHARES
       BENEFICIALLY                     939,093
         OWNED BY
           EACH             ---------------------------------------------------
         REPORTING            6         SHARED VOTING POWER
          PERSON
           WITH                         0
                            ---------------------------------------------------
                              7         SOLE DISPOSITIVE POWER

                                        939,093
                            ---------------------------------------------------
                              8         SHARED DISPOSITIVE POWER

                                        0

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9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           939,093

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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                   / /



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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.6%

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12         TYPE OF REPORTING PERSON*

           IN

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                  Preliminary Note: This Statement on Schedule 13G is the
initial filing on Schedule 13G by the filing person pursuant to Rule 13d-1(d). The event requiring the filing of this statement was the effectiveness of the registration of the Common Stock of N2K Inc. on Form 8-A pursuant to Section 12(g) of the Exchange Act on October 16, 1997 and the continued ownership by the filing person of more than 5% of the Common Stock at December 31, 1997.

ITEM 1(a).        NAME OF ISSUER

                  N2K Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  55 Broad Street, 26th Floor
                  New York, New York 10004

ITEM 2(a).        NAME OF PERSON FILING

                  Robert David Grusin


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  700 Garcia
                  Santa Fe, New Mexico 87501

ITEM 2(c).        CITIZENSHIP

                  United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES

                  Common Stock, $.001 par value per share

ITEM 2(e).        CUSIP NUMBER

                  629427 10 5

ITEM 3.           Not applicable.

ITEM 4.           Ownership

                  (a)      Amount beneficially owned:   939,093 shares

                  (b)      Percent of class:  7.6%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    939,093

                           (ii)     Shared power to vote or to direct the vote:
                                    0

                           (iii) Sole power to dispose or to direct the disposition of: 939,093

                           (iv) Shared power to dispose or to direct the disposition of: 0

                                Page 3 of 5 Pages
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ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT OF BEHALF OF ANOTHER
                  PERSON

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable

ITEM 10.          CERTIFICATION

                  Not applicable

                                Page 4 of 5 pages
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



April 10, 1998                                 /s/ Robert David Grusin
                                              -------------------------------
                                               Robert David Grusin

                                Page 5 of 5 pages